Exhibit 99.1

PRESS RELEASE

NRG Energy Announces Leadership Succession Plan

Robert J. Gaudette, EVP, President of NRG Business and Wholesale Operations, Named President; To Become Chief Executive Officer Effective as of NRG’s 2026 Annual Shareholder Meeting

HOUSTON—January 07, 2026—NRG Energy, Inc. (NYSE: NRG) today announced that its Board of Directors has appointed Robert J. Gaudette, Executive Vice President, President of NRG Business and Wholesale Operations, as Chief Executive Officer, effective April 30, 2026, the date of the Company’s 2026 Annual Meeting of Stockholders. In connection with his appointment as CEO, the Board has named Mr. Gaudette President of NRG, effective today. The Board also plans to nominate Mr. Gaudette for election to the Board at the 2026 Annual Meeting.

As part of a planned succession, Lawrence Coben, Ph.D., will step down as President today and will remain as Chair and CEO until April 30, 2026. He will serve as an advisor to the company for the remainder of 2026. In addition, NRG’s Board has appointed Antonio Carrillo, Lead Independent Director, as Chair, effective April 30, 2026.

“Serving as CEO of NRG has been a great privilege and highlight of my career. I am grateful to have worked alongside NRG’s talented team during this exciting time for our industry and am proud of all that we have accomplished together,” said Dr. Coben.

Dr. Coben continued, “Rob has played a central role in strengthening NRG’s position as a leader in our industry through strategic growth, operational excellence, and customer-focused innovation. He is a strong, decisive leader with extensive knowledge of our business, markets, and customers. The Board and I are confident that Rob is the right person to lead NRG forward and take the NRG rocket ship to new heights. I can’t wait to see what comes next.”

In his current role, Mr. Gaudette manages one of the largest business-to-business retail gas, power and demand response platforms in North America. He oversees NRG’s broad portfolio of commercial and industrial products and services as well as its market operations, including gas and power trading, origination, commercial analytics, and real-time operations. He also leads all of NRG’s power generation, including plant operations, asset management, development, engineering, and procurement. Mr. Gaudette joined NRG in 2001 from a predecessor company and has progressed over his 25 years with the company through numerous positions of increasing responsibility.

PRESS RELEASE

“It is an honor to be appointed NRG’s next CEO at this transformative time for the energy sector and our company,” said Mr. Gaudette. “With NRG’s electricity, natural gas and smart home portfolio, we are ideally positioned to meet America’s evolving energy needs. I am grateful to Larry and all my NRG colleagues, both past and present, who built our great company and positioned us for the future. I look forward to leading our incredible team to deliver affordable, resilient power for the customers and communities we serve, while creating substantial value for our shareholders.”

“The Board sincerely thanks Larry for his leadership, strategic vision, and guidance during his time at NRG. Under his stewardship, NRG achieved excellent operational and financial performance. His many contributions to the Company will be felt for years to come,” said Mr. Carrillo. “Rob is a proven leader with an exceptional track record who is deeply respected within NRG and across the energy sector. We know he will lead NRG to continued success.”

About Robert J. Gaudette

Mr. Gaudette has served as Executive Vice President of NRG Business and Market Operations since 2022 and President of NRG Business and Market Operations since 2024. He served as Senior Vice President, Business Solutions from 2013 to 2022, leading the largest business-to-business retail gas and power platform in North America. Prior to 2013, Mr. Gaudette held several executive positions at NRG. He joined NRG in 2001 from a predecessor company and has progressed over his 25 years with the company through numerous positions spanning trading, asset management, government and regulatory affairs, finance, strategy, sales, origination, customer care, and product development.

Mr. Gaudette earned a Bachelor of Science degree in chemistry from The College of William and Mary and a Master of Business Administration from Rice University, where he was a Jones Scholar.

Mr. Gaudette served four years as an Army officer, including a one-year deployment to Bosnia with the Second Armored Cavalry Regiment.

About NRG

NRG Energy, Inc. is leading the future of energy—now. Our solutions power a smarter, brighter future by helping customers achieve today's goals while solving for the challenges of tomorrow. Every day, we deliver innovative natural gas, electricity, and smart home solutions to customers large and small across North America. Visit nrg.com for more information, and connect with us on Facebook, Instagram, LinkedIn, and X.

PRESS RELEASE

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations, or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, and the other risks and uncertainties detailed in NRG’s most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC at www.sec.gov.

Media
Ann Duhon
NRGMediaRelations@nrg.com

Investors

Brendan Mulhern
609.524.4767
Investor.relations@nrg.com